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                    [Letterhead of Conyers Dill & Pearman]

                                                                     Exhibit 5.1

       May 28, 1998


Peak International Limited
Units 4, 5 and 7, 37th Floor, Wharf Cable Tower
9 Hoi Shing Road
Tsuen Wan, New Territories
Hong Kong


Dear Sirs,

     Peak International Limited (the "Company")
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     We have acted as special legal counsel in Bermuda to the Company in connection with the preparation and filing with the Securities and Exchange Commission (the "SEC") under the United States Securities Act of 1933 (the "Securities Act") of a registration statement on Form F-1 (the "Registration Statement") relating to registration of 1,793,038 existing shares of the Company (the "Existing Shares") with a par value of US$0.01 per Existing Share held by Luckygold 18A Limited, an existing shareholder of the Company (the "Existing Shareholder") which may be delivered to Donaldson, Lufkin Jenrette Securities Corporation pursuant to the terms of a securities loan agreement and as referred to in the prospectus (the "Prospectus") contained in the Registration Statement.

     For the purposes of giving this opinion, we have examined the following documents:

     (i)    a copy of the Registration Statement;

     (ii)   a copy of the Prospectus; and

     (iii) copies of share certificates issued by the Company to the Existing Shareholder representing the Existing Shares;

     We have also reviewed the memorandum of association and the bye-laws of the Company, share register and minutes of meetings of the directors of the Company and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.